Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Waddell & Reed Financial, Inc.:

We consent to the incorporation by reference in the Registration Statements No. 333-65827, 333-47567, and 333-44528 on Forms S-8 and No. 333-43862 and 333-179111 on Forms S-3 of Waddell & Reed Financial, Inc. of our reports dated February 28, 2012, with respect to the consolidated balance sheets of Waddell & Reed Financial, Inc. as of December 31, 2011 and 2010, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 annual report on Form 10-K of Waddell & Reed Financial, Inc.

/s/ KPMG LLP

Kansas City, Missouri
February 28, 2012